Exhibit 99.1

Lockheed Martin Corporation

Salary and Incentive Compensation Information for Named Executive Officers

Named Executive Officer[1]	Base Salary effective as of 02/27/06[2]	2005 MICP Bonus Award	2006 Stock Option Award[3] (# underlying shares)	2006 RSU Award[4] (# underlying shares)	LTIP Target Award 2006-2008 Performance Period[5]	LTIP Payout 2003-2005 Performance Period
Robert J. Stevens	$1,480,000	$3,250,000	300,000	132,000	$4,300,000	$0
Robert B. Coutts	825,000	1,102,700	43,500	7,000	850,000	0
Christopher E. Kubasik	745,000	954,300	36,000	8,500	700,000	0
Michael F. Camardo	702,000	913,500	36,000	5,500	750,000	0
G. Thomas Marsh	679,000	896,300	0	0	850,000	0
Frank H. Menaker[6]	N/A	893,500	N/A	N/A	N/A	0

[1]	Consistent with SEC rules, the named executive officers reflected include: (i) the individuals serving as Chief Executive Officer of the Corporation during 2005; (ii) the four most highly compensated executive officers other than the CEO; and (iii) up to two additional individuals for whom disclosures would have been provided but for the fact that the person was not serving as an executive officer of the Corporation at the end of 2005.
[2]	The percentage increase in base salary (rounded to the nearest whole percentage) over the prior base salary for each of the named executive officers was: Mr. Stevens (7%); Mr. Coutts (6%); Mr. Kubasik (10%); Mr. Camardo (5%); and Mr. Marsh (7%).
[3]	Stock options have an exercise price equal to the closing market price of our common stock on the date of grant (February 1, 2006) and are subject to a three-year vesting schedule.
[4]	RSUs are payable in shares of the Corporation’s stock on the third anniversary of the grant, subject to reduction based on the Corporation’s cash from operations performance in the year of grant. Of the RSUs awarded to Mr. Stevens, 92,000 have an extended vesting schedule for retention purposes.
[5]	LTIP award payments may range from 0 percent to 200 percent of the Target Award, based on performance factors over the 2006-2008 performance period. To the extent any payment is made at the end of the performance period, 50 percent is payable in cash and 50 percent is deferred automatically as stock units that track the performance of the Corporation’s common stock for a period of two years.
[6]	Mr. Menaker served as Senior Vice President and General Counsel until October 1, 2005 and retired on February 1, 2006.